Exhibit 99.1


            CONSOLIDATED FREIGHTWAYS CORPORATION
                RECEIVES NASDAQ NOTIFICATION



     VANCOUVER, Wash., August 22, 2002 - Consolidated Freightways Corporation (NASDAQ: CFWYE) said today that it has been notified by The Nasdaq Stock Market (Nasdaq) that, because of NASD Marketplace Rule 4310(c)(14) requiring timely filing of the company's Form 10-Q, and because of previously announced company delays in filing its second quarter Form 10-Q, the company's ticker symbol has today been changed from CFWY to CFWYE.
     In addition, for the same reasons stated above, the company was notified through a letter from Nasdaq that its common stock is subject to Nasdaq de-listing. The company will request an appeal hearing, which will stay a de-listing.
     The company stated in a press release on August 19 that, because Chief Executive Officer John Brincko recently joined the company on May 28, 2002 and Chief Financial Officer Steve Sokol was appointed on July 1, 2002, the company has not had sufficient time to complete second quarter financial statements and the related management's discussion and analysis of financial condition and results of operations. As previously reported, the company continues to work on the Form 10-Q and expects to file within approximately two weeks.
     The company said that its expected 10-Q filing will cure what is the only alleged deficiency and will allow the company's securities to remain listed on Nasdaq.
     Consolidated Freightways Corporation is comprised of national less-than-truckload carrier Consolidated Freightways, third party logistics provider Redwood Systems, Canadian Freightways LTD, Grupo Consolidated Freightways, the company's subsidiary in Mexico and CF AirFreight, an air freight forwarder.